Exhibit 10.6(a)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

SERVICES, RESEARCH, DEVELOPMENT
AND COLLABORATION AGREEMENT

THIS SERVICES, RESEARCH, DEVELOPMENT AND COLLABORATION AGREEMENT (this “Collaboration Agreement”) is entered into as of August 26, 2010 (the “Effective Date”) by and between INTENDIS GMBH., a company organized under the laws of the Federal Republic of Germany (“Intendis”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Kythera”).  Kythera and Intendis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kythera and Bayer Consumer Care AG (“BCC”), an Affiliate of Intendis, are parties to that certain License Agreement, dated as of the Effective Date, pursuant to which Kythera grants to BCC the right, outside the United States and Canada and their respective territories and possessions, to develop, manufacture and commercialize certain products for treatment of localized fat deposits and other human and animal applications, all on the terms and conditions set forth therein (“License Agreement”);

WHEREAS, pursuant to the License Agreement, Kythera is responsible for the Development of the Initial Product in the BCC Territory (as such terms are defined in the License Agreement); and

WHEREAS, Kythera wishes to obtain certain services from Intendis for the Development of the Initial Product, and Intendis wishes to provide such services to Kythera for such Development on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Collaboration Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Collaboration Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE 1.  Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement.

1.1                               “Chief Executives” has the meaning set forth in Section 10.13(a).

1.2                               “Court” has the meaning set forth in Section 10.13(b)(ii).

1.3                               “Disputes” has the meaning set forth in Section 10.13.

1.4                               “Development Account” has the meaning set forth in Section 4.1(a).

1.5                               “Development Costs” means the [*] by or on behalf of a Party or its Affiliates in carrying out the Development of the Initial Product in the Field and for the applicable territory in accordance with the Project Plan, including, without limitation:  [*].  For purposes of this definition:  [*] in carrying out such Development activities (in accordance with the Project Plan).  The costs associated with attending and participating in meetings of the PPC shall be excluded from Development Costs.

1.6                               “Indemnified Party” has the meaning given such term in Section 9.3.

1.7                               “Indemnifying Party” has the meaning given such term in Section 9.3.

1.8                               “Intendis Developed IP” has the meaning given such term in Section 7.1.

1.9                               “Intendis Indemnitees” has the meaning given such term in Section 9.1.

1.10                        “Joint Developed IP” has the meaning given such term in Section 7.1.

1.11                        “Japan Alternative Strategy Report” has the meaning given such term in Section 2.1(a)(7).

1.12                        “Japan Regulatory Recommendation” has the meaning given such term in Section 2.1(a)(6).

1.13                        “Japan Regulatory Report” has the meaning given such term in Section 2.1(a)(6).

1.14                        “Kythera Developed IP” has the meaning given such term in Section 7.1.

1.15                        “Kythera Expenses” has the meaning set forth in the Project Plan.

1.16                        “Kythera Indemnitees” has the meaning given such term in Section 9.2.

1.17                        “Losses” has the meaning given such term in Section 9.1.

1.18                        “Project Plan” means the Project Plan as defined in the License Agreement and further described in Section 2.2(a), a copy of which is attached hereto as Exhibit A.

1.19                        “Project Plan Committee” or “PPC” has the meaning given such term in Section 3.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.20                        “Project Plan Term” means, except as otherwise provided in Section 8.1, the period beginning on the Effective Date and ending on the earlier of: (i) the date that Kythera receives the written certification of Intendis that the Development of the Initial Product has been completed in accordance with the Project Plan, and (ii) the date of a No-Go Decision as defined in Section 4.1(c) of the License Agreement.

1.21                        “Third Party” means an entity other than Kythera, Intendis, and any Affiliate of either Party.

1.22                        “Third Party Claim” has the meaning given such term in Section 9.1.

ARTICLE 2
INITIAL PRODUCT DEVELOPMENT

2.1                               General.

(a)                                 Intendis Development.

(i)                                    Development Services.  Except as provided in Section 2.1(b) in relation to Development to be conducted by Kythera, Intendis shall, subject to payment by Kythera in accordance with Section 4.1(d)(ii), be responsible for Development of the Initial Product in the BCC Territory in accordance with the Project Plan and the terms and conditions of this Collaboration Agreement.  Intendis shall fulfill its obligations hereunder by providing to Kythera all services required for the Development of the Initial Product in the BCC Territory as set forth in the Project Plan and managing all Development activities, including activities subcontracted to CROs and other Third Parties, in connection with the Development of the Initial Product in the BCC Territory in accordance with the Project Plan.  The services provided by Intendis shall without limitation include:

(1)                                 [*] in the Field in the BCC Territory in accordance with the Project Plan;

(2)                                 [*] in support of such Development strategy in accordance with the Project Plan;

(3)                                 advising Kythera to engage, or engaging on Kythera’s behalf, Third Party subcontractors and consultants to perform Development activities in accordance with the Project Plan;

(4)                                 managing the relationships with Third Party subcontractors and consultants;

(5)                                 advising on the disbursement of funds from the Development Account to Third Parties as provided in Section 4.1(c);

(6)                                 preparing and delivering, or causing to be prepared and delivered, to Kythera within [*] a plan recommending the regulatory strategy for the Initial Product in Japan (the “Japan Regulatory Report”), including [*] in relation to Japan (the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

“Japan Regulatory Recommendation”) and a discussion of such related matters as the PPC may request to be included; and

(7)                                 provided that the Japan Regulatory Recommendation has not been made that Regulatory Approval for the Initial Product should be pursued in Japan, preparing and delivering, or causing to be prepared and delivered, to Kythera within [*], a plan recommending [*] (the “Japan Alternative Strategy Report”).

(ii)                                Diligence Obligation.  Intendis shall [*] to Develop the [*] in accordance with the Project Plan.  [*].

(b)                                 Kythera Development.

(i)                                    [*] in accordance with the Project Plan, Kythera shall conduct such activities for the Initial Product in the BCC Territory.

(ii)                                Except as provided in Section 2.1(b)(i), during the term of this Collaboration Agreement, [*].

(c)                                  Kythera Documentation.  Kythera shall provide to Intendis the Protocols and other protocol(s) and other relevant documentation used by Kythera in its Development of the Initial Product in the Retained Territory as of the Effective Date as Intendis reasonably requests.  Thereafter, Kythera shall provide to Intendis the protocol(s) and other relevant documentation used by Kythera in its Development of the Initial Product in the Retained Territory as Intendis reasonably requests, but in no case more frequently than [*].

(d)                                 Intendis Documentation.  Intendis shall provide to Kythera protocol(s) and other relevant documentation used by Intendis in its Development of the Initial Product in the BCC Territory as Kythera reasonably requests, but in no case more frequently than [*].

2.2                               Project Plan

(a)                                 Content.  Kythera and BCC have agreed upon the Project Plan.  The Project Plan includes, among other things:  [*].

(b)                                 Amendment.  The Project Plan may be amended only by the JSC as provided under the License Agreement.

2.3                               Conduct of the Project Plan

(a)                                 Development Activities. Subject to the terms and conditions of this Collaboration Agreement:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(i)                                    Each Party shall [*] to conduct the activities contemplated by the Project Plan pursuant to and consistent with the terms and conditions set forth therein and this Collaboration Agreement;

(ii)                                Each Party shall be responsible for managing and controlling its personnel in performing tasks pursuant to the Project Plan; and

(iii)                            Each Party shall conduct its responsibilities under the Project Plan in good scientific manner, and in compliance in all material respects with all requirements of applicable Laws.

(b)                                 Materials.  Kythera shall manufacture and supply to Intendis the Compound and Initial Product for the Current Phase 3 Clinical Trials for use in the conduct of the Project Plan, as set forth in Section 6.1 of the License Agreement.

(c)                                  Subcontracting.  Each Party shall have the right to engage subcontractors for the performance of its obligations under this Collaboration Agreement.  Each Party shall cause the subcontractor(s) engaged by it to be bound by written obligations of confidentiality and invention assignment consistent with those contained in this Collaboration Agreement.  Each Party shall remain primarily responsible for the performance of such subcontractor(s), and the engagement of such subcontractor(s) shall not relieve either Party from its obligations to comply with the terms and conditions of this Collaboration Agreement.  For the avoidance of doubt, [*].

2.4                               Records and Reports

(a)                                 Records.  Each Party shall maintain complete, current and accurate records of all work conducted by it under this Collaboration Agreement, and all data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Project Plan in good scientific manner appropriate for regulatory purposes.  Each Party shall have the right to review all records maintained by the other Party at reasonable times, upon reasonable prior written notice.

(b)                                 Reporting.  Each Party shall advise the other Party of the progress of the conduct of the Project Plan by (i) written reports within [*] days following each calendar quarter during the term of this Collaboration Agreement, and such reports shall provide, in reasonable detail, the total amounts during such quarter and since the Effective Date, of Development Costs for the Initial Product; (ii) oral reports reasonably requested by the other Party; and (iii) any other oral or written reports specified in the Project Plan.

ARTICLE 3
COORDINATION OF DEVELOPMENT ACTIVITIES

3.1                               Project Plan Committee

(a)                                 Supervision of Activities under this Collaboration Agreement.  Within thirty (30) days after the Effective Date, the Parties will establish a project plan committee (the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

“Project Plan Committee” or “PPC”) that will oversee and implement the Development activities contemplated under this Collaboration Agreement in accordance with the Project Plan.

(b)                                 Specific Responsibilities.  The PPC shall be responsible for:

(i)                                    Overseeing implementation of the Project Plan approved by the Parties under this Collaboration Agreement and by BCC and Kythera under the License Agreement;

(ii)                                Overseeing implementation of any amendments to the Project Plan made by the JSC under the License Agreement;

(iii)                            reviewing and discussing the progress of the Parties’ respective Development activities under the Project Plan;

(iv)                             facilitating the exchange of information between the Parties in connection with Development activities for the Initial Product in the BCC Territory and the Retained Territory;

(v)                                 reviewing and discussing allocated responsibilities between the Parties for Development, and related matters covered by the Project Plan, as a result of any Change in Control of Kythera;

(vi)                             establishing such working groups as it may choose from time to time to accomplish its purposes, and such working groups may include those who are not members of the PPC;

(vii)                         periodically forecasting and tracking of costs associated with implementing the Project Plan; and

(viii)                     performing such other functions as appropriate to further the purposes of this Collaboration Agreement as allocated to it in writing by the Parties.

(c)                                  Membership.  The PPC shall consist of at least two (2) members, with an equal number of members appointed by each Party.  The PPC may change its size from time to time by mutual consent of its members, provided that the PPC shall at all times consist of an equal number of representatives of each of Kythera and Intendis. Each Party may replace its PPC members at any time upon written notice to the other Party.

(d)                                 Role of Chair.  The PPC will be chaired by a representative of Kythera for the first twelve (12) months following the Effective Date, and thereafter the chair of the PPC shall alternate between the Parties on an annual basis.  The role of the chairperson shall be to convene and preside at meetings of the PPC, but the chairperson shall have no additional powers or rights beyond those held by the other PPC representatives.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)                                  Meetings

(i)                                    The PPC shall meet on a monthly basis during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  These meetings may be held by videoconference or teleconference as mutually agreed by the Parties.  Either Party may also call a special meeting of the PPC (by videoconference or teleconference) by at least seven (7) days’ prior written notice to the other Party, unless the other Party otherwise agrees to shorter notice, in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting.  Notwithstanding the foregoing, at least two (2) meetings per calendar year shall be in person unless the Parties mutually agree instead to a videoconference or teleconference.  In-person PPC meetings will be held at locations alternately selected by Kythera and by Intendis.

(ii)                                Each Party will bear the expense of its respective PPC members’ participation in PPC meetings.

(iii)                            Meetings of the PPC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.

(iv)                             The chairperson of the PPC will be responsible for preparing reasonably detailed written minutes of all PPC meetings that reflect, without limitation, material decisions made at such meetings.  The PPC chairperson shall send draft meeting minutes to each member of the PPC for review and approval within ten (10) business days after each PPC meeting.  Such minutes will be deemed approved unless one or more members of the PPC object to the accuracy of such minutes within ten (10) business days of receipt.

(f)                                   PPC Actions.  The PPC shall strive to seek consensus in its actions and decision making process.

(g)                                 Dispute Resolution.  In the event of a disagreement between the Kythera members and Intendis or its Affiliate members of the PPC relating to a matter within the jurisdiction of the PPC, either Party may refer the matter to the chief executive of both Parties.  If such chief executives cannot resolve the matter within ten (10) Business Days, then either Party may refer the matter to binding arbitration in accordance with Section 10.13.

3.2                               General Authority.  The PPC (and any other working groups created pursuant to Section 3.1(b)) shall have solely the powers expressly assigned to it under this Collaboration Agreement.  The PPC (and any other committees created pursuant to Section 3.1(b)) shall not have any power to amend, modify, or waive compliance with this Collaboration Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4
FINANCIAL TERMS

4.1                               Payments.

(a)                                 Development Account.  Within fifteen (15) days of the Effective Date, Kythera shall establish two segregated accounts (denominated respectively in Euro and Dollars) at JP Morgan Chase Bank, or such other bank as the Parties agree (the “Development Account”) solely for the purpose of disbursing funds [*] in the Field in the BCC Territory.  Subject to Section 10.5(b), Kythera shall be the sole owner (in name and beneficially) of the Development Account and only Kythera shall exclusively control and be authorized to disburse or direct the disbursement of funds or otherwise write checks under the Development Account against invoices [*] for work under the Project Plan.  At its discretion, Kythera may convert Euro into Dollars to be held and disbursed under Section 4.1(a)(i)-(iv).

(b)                                 Funding of the Development Account.  The following amounts shall be deposited into the Development Account subject to BCC’s initial payment obligations under the License Agreement, in accordance with the schedule specified below:

(i)                                    [*], and, of this amount, [*];

(ii)                                [*], upon receipt by Kythera of [*]; and

(iii)                            Either: (A) [*], upon [*]; or (B) [*], upon [*].

(c)                                  Disbursements to Third Parties from the Development Account.

(i)                                    In connection with the Parties’ Development activities under ARTICLE 2, if Intendis or Kythera has engaged a Third Party to conduct Development activities on behalf of one or both of the Parties, Kythera shall [*], provided, however, that [*].  In the event that:

(1)                                 [*] applicable to such invoice.

(2)                                 [*] in accordance with Section 9.3.

(ii)                                Intendis shall provide [*].  In the event that Intendis [*] in accordance with Section 9.3.

(iii)                            The Parties shall use their [*] to ensure that all Third Party agreements entered into by Kythera or Intendis (on behalf of Kythera) provide for:  (A) payment in Euro or Dollars to follow invoicing currency to the extent possible; (B) a reasonable invoicing period; and (C) a [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iv)                               The Parties recognize that [*] and that [*].

(d)                                  Disbursements to the Parties from the Development Account.  In connection with the Parties’ Development activities under ARTICLE 2, any amounts to be disbursed to one of the Parties shall be disbursed in accordance with the Project Plan as follows:

(i)                                    Payments to Kythera.  Kythera shall be entitled to disburse amounts from the Development Account to itself for [*] in connection with Kythera’s Development activities under the Project Plan.  Kythera shall [*].  Kythera may disburse any amount relating to Development conducted by Kythera [*]. In the event [*].

(ii)                                Payments to Intendis.

In consideration for the services provided by Intendis to Kythera under this Collaboration Agreement [*] as set forth in the Project Plan, Kythera shall [*] in providing the activities set out in this Collaboration Agreement, [*].  In consideration for the services provided by Intendis to Kythera under this Collaboration Agreement [*] as set forth in the Project Plan, Kythera shall [*].  In the event that the [*], Kythera shall [*] in providing the activities set out in this Collaboration Agreement, [*], or in the event that the [*], Kythera shall [*].

(1)                                 Intendis shall send an invoice to Kythera for amounts to be disbursed from the Development Account to Intendis for payments [*] Development activities under the Project Plan and the services provided pursuant to Section 2.1(a).  Such invoice shall include a statement of the amount to be disbursed and [*].  Kythera shall pay the undisputed portion of such invoice from the Development Account within thirty (30) days of receipt of such invoice.  In the event Kythera objects to all or a portion of such invoice, Kythera may refer the disputed amount to the PPC for resolution.

(e)                                  Interest.  If the Development Account is an interest-bearing account, any interest earned or accrued on amounts held in the Development Account shall be credited to the Development Account and shall be available for disbursement in connection with the Development of the Initial Product pursuant to the Project Plan.

(f)                                    Retention of Excess Funds.  After Intendis has certified in writing that all Development activities under the Project Plan have been completed, Kythera shall be entitled to retain any balance remaining in the Development Account after payment of all outstanding invoices including interest earned thereon in accordance with Section 4.1(e), and Kythera may close the Development Account and transfer any funds into any account of Kythera.

(g)                                 Payment Method; Late Payments.  All payments between the Parties due hereunder shall be made by wire transfer of immediately available funds into an account designated by the Party to which payment is due.  Any payments due under this Collaboration Agreement shall be due on such date as is specified in this Collaboration Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day.  Any failure by a Party to make a payment to the other Party within [*] Business Days after the date when due shall obligate such Party to pay computed interest, with the interest period commencing on the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

due date and ending on the actual payment date, at a rate per annum equal to the [*], plus a premium of [*].  These rates are currently published by [*].  The interest rate shall be adjusted monthly.  Interest shall be paid using the modified following payment convention and calculated based on the actual/360 adjusted day count convention.

(h)                                 Foreign Exchange.  Any amounts to be disbursed from the Development Account which are payable in currencies other than Euros or Dollars shall be converted into Euros using the reference exchange rate of the [*] for the date of invoice as published, in the absence of manifest error, by the [*], being currently available under the following link:  [*].  If the Euro ceases to be the official currency throughout the Economic and Monetary Union of the European Union (Euro area), or if the Euro ceases to be the official currency of Germany such that Germany reverts to a national currency, then the Parties shall renegotiate in good faith the currency to be used for all payments under this Collaboration Agreement.

4.2                               Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising under this Collaboration Agreement directly or indirectly from the efforts of the Parties under this Collaboration Agreement.

4.3                               Access and Reporting.  Kythera shall provide Intendis with [*]. Kythera shall provide Intendis and, following transfer of the Development Account to Intendis pursuant to Section 10.5(b), Intendis shall provide Kythera, with [*].

4.4                               Records; Audits.  Kythera and, following transfer of the Development Account to Intendis pursuant to Section 10.5(b), Intendis, will maintain complete and accurate records in sufficient detail to permit confirmation of the accuracy of the payments disbursed from the Development Account.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of [*] from the end of the calendar year to which they pertain for examination at the expense of the auditing Party, and not more often than [*] each calendar year (or more frequently for cause), by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party, for the sole purpose of verifying the accuracy of the disbursements made by the audited Party from the Development Account.  Any such auditor shall not disclose to the auditing Party the Confidential Information of the audited Party, except to the extent such disclosure is necessary to verify the accuracy of the payments disbursed from the Development Account.

4.5                               Rights in the Development Account.  Kythera and, following transfer of the Development Account to Intendis pursuant to Section 10.5(b), Intendis, shall [*] as permitted by this Collaboration Agreement and the Project Plan.

ARTICLE 5
CONFIDENTIAL INFORMATION;
PUBLICATION; PUBLICITY AND USE OF NAMES

5.1                               Confidentiality.  All Information of a Party or its Affiliates that is disclosed to the other Party under this Collaboration Agreement, whether in oral, written, graphic, or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

electronic form, shall be considered Confidential Information for purposes of the License Agreement, and all Information disclosed by Intendis hereunder shall be deemed to be the Confidential Information of BCC under the License Agreement.  Intendis shall treat all Information disclosed by Kythera hereunder as Confidential Information under the License Agreement as if Intendis were a party to the License Agreement.  The treatment and return of all such Information shall be governed by Article 11 and Article 12 of the License Agreement.  All Information disclosed by Kythera or Intendis pursuant to the Secrecy Agreements shall be deemed to be Information disclosed under this Collaboration Agreement.

5.2                               Publication; Publicity; Use of Names.  The provisions of Article 11 of the License Agreement shall govern with respect to any (i) proposed publication or presentation, (ii) disclosure of the terms of this Collaboration Agreement, or (iii) use of the name, trademark, trade name or logo of either Party, its Affiliates or their respective employee(s), under this Collaboration Agreement, to the same extent applicable to the License Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1                               Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party as follows:

(a)                                  Corporate Existence and Power.  It is a corporation duly organized, validly existing and in good standing under the laws of the state or country in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Collaboration Agreement, including, without limitation, the right to grant the licenses granted hereunder.

(b)                                  Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Collaboration Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Collaboration Agreement and the performance of its obligations hereunder; and (iii) this Collaboration Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

(c)                                  No Conflict.  It has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Collaboration Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Collaboration Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Collaboration Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 7
INTELLECTUAL PROPERTY RIGHTS

7.1                               Ownership of Intellectual Property.  All Patents, Information and other intellectual property that is developed, conceived or reduced to practice by or on behalf of Intendis in the course of performing the Project Plan, solely by its employees, agents or independent contractors shall be owned exclusively by Intendis (“Intendis Developed IP”).  Intendis shall promptly report any such Intendis Developed IP to Kythera.  All Patents, Information and other intellectual property that is developed, conceived or reduced to practice by or on behalf of Kythera in the course of performing the Project Plan, solely by its employees, agents or independent contractors shall be owned exclusively by Kythera (“Kythera Developed IP”).  Kythera shall promptly report any such Kythera Developed IP to Intendis. All Patents, Information and other intellectual property that is jointly developed, conceived or reduced to practice by or on behalf of Kythera and Intendis in the course of performing the Project Plan, jointly by its employees, agents or independent contractors shall be jointly owned by Kythera and Intendis (“Joint Developed IP”).  Each Party shall promptly report any such Joint Developed IP to the other Party.

7.2                               Prosecution and Infringement.  The provisions of Section 8.4 of the License Agreement shall govern with respect to the preparation, filing, prosecution and maintenance of all Patents arising in connection with the performance of the Project Plan, where (i) all Patents included in the Intendis Developed IP shall be deemed BCC Prosecuted Patents under the License Agreement, (ii) all Patents included in the Kythera Developed IP shall be deemed Kythera Prosecuted Patents under the License Agreement and (iii) all Patents included in the Joint Developed IP shall be deemed Kythera Prosecuted Patents under the License Agreement.

7.3                               License to Intendis.  Intendis’ rights in the Kythera Intellectual Property, including, without limitation, all licenses required for the performance of Intendis’ obligations under this Collaboration Agreement, shall be the rights of a sublicensee of BCC and are governed by the terms and conditions set forth in the License Agreement.

7.4                               License to Kythera.  Intendis hereby grants to Kythera a non-exclusive, royalty-free license during the term of this Collaboration Agreement, with the right to grant sublicenses, under the Intendis Developed IP and its interest in any Joint Developed IP solely to the extent necessary to perform Kythera’s obligations under this Collaboration Agreement and the License Agreement.

7.5                               No Implied Licenses.  No right or license under any Patents or Information of either Party is granted or shall be granted by implication or estoppel.  All such rights or licenses are or shall be granted only as expressly provided in the terms of the License Agreement and this Collaboration Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 8
TERM AND TERMINATION

8.1                               Term.  This Collaboration Agreement shall commence at the Effective Date and, unless terminated earlier pursuant to Sections 8.2 or 1.1, shall be in full force and effect until the end of the Project Plan Term.

8.2                               Termination for Material Breach.  If a Party materially breaches this Collaboration Agreement, the other Party may terminate this Collaboration Agreement effective [*] days after providing written notice to the breaching Party, if within that time the breaching Party fails to cure its material breach and the non-breaching Party does not withdraw its termination notice.

8.3                               Effects of Termination

(a)                                  Termination of Obligations.  If a Party terminates this Collaboration Agreement under Section 8.2, (i) all terms and provisions shall terminate as of the effective date of termination, except as otherwise expressly provided in this Section 8.3, and (ii) Kythera shall be entitled to retain any undisputed amounts remaining in the Development Account except for amounts (A) required to pay invoices approved by Intendis in accordance with the Project Plan and outstanding as of the effective date of termination; or (B) allocated or otherwise required for payment of non-cancellable commitments pursuant to the Project Plan.  For the avoidance of doubt, [*].

(b)                                  Effect of Termination of the License Agreement.  If the License Agreement is terminated for any reason, including as a result of material breach by a Party, this Collaboration Agreement shall not automatically be terminated.  The Parties acknowledge that termination of the License Agreement as a result of material breach by a Party may be cited by the other Party as grounds for termination of this Collaboration Agreement pursuant to Section 8.2, and that in any consideration by a Party or by an arbitration panel pursuant to Section 10.13(b) of the question of whether a material breach of the License Agreement should constitute grounds for termination of this Collaboration Agreement pursuant to Section 8.2, the Parties or such panel shall treat the License Agreement and this Collaboration Agreement as if they were one combined Agreement (notwithstanding that BCC is a party to the License Agreement rather than Intendis).

(c)                                  Survival of Licenses.  In the case of expiration of this Collaboration Agreement, or any termination of this Collaboration Agreement by Kythera under Section 8.2, the license granted to Kythera under Section 7.4 shall survive such termination or expiration.

8.4                               Accrued Rights and Obligations; Survival.  Termination or expiration of this Collaboration Agreement shall not affect any accrued rights or surviving obligations of the Parties.  The provisions of Sections 4.1(f) (Retention of Excess Funds), 4.2 (Taxes on Income), 4.4 (Records; Audits), 7.1 (Ownership of Intellectual Property), 7.2 (Prosecution and Infringement), 7.5 (No Implied Licenses), 8.3 (Effects of Termination) and 8.4 (Accrued

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Rights and Obligations; Survival), and ARTICLE 1 (DEFINITIONS), ARTICLE 5 (CONFIDENTIAL INFORMATION; PUBLICATION; PUBLICITY AND USE OF NAMES), ARTICLE 9 (INDEMNIFICATION; INSURANCE; LIMITATIONS OF LIABILITY) and ARTICLE 10 (MISCELLANEOUS) shall survive the expiration or termination of this Collaboration Agreement for any reason whatsoever.

ARTICLE 9
INDEMNIFICATION, INSURANCE, LIMITATIONS OF LIABILITY

9.1                               Indemnification By Kythera.  Except to the extent of any Losses covered by Section 9.2, Kythera agrees to defend, indemnify and hold harmless Intendis, its Affiliates, and their respective directors, officers, employees, and agents (“Intendis Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorney’s fees (collectively “Losses”) in each case resulting from Third Party (other than an Affiliate of Intendis) suits, claims, actions and demands (each, a “Third Party Claim”) arising out of, resulting from or relating to:

(a)                                  any material breach of a representation or warranty made by Kythera in this Collaboration Agreement;

(b)                                  any material breach of any covenant of, or obligation required to be performed by, Kythera contained in this Collaboration Agreement; or

(c)                                  a negligent act or omission or willful misconduct of any of the Kythera Indemnitees in connection with this Collaboration Agreement.

9.2                               Indemnification By Intendis.  Except to the extent of any Losses covered by Section 9.1, Intendis agrees to defend, indemnify and hold harmless Kythera, its Affiliates, and their respective directors, officers, employees, and agents (the “Kythera Indemnitees”) from and against any and all Losses arising out of a Third Party Claim by a Third Party (other than an Affiliate of Kythera) arising out of, resulting from or relating to:

(a)                                  any material breach of a warranty made by Intendis in this Collaboration Agreement;

(b)                                  any material breach of any covenant or obligation required to be performed by Intendis contained in this Collaboration Agreement;

(c)                                  a negligent act or omission or willful misconduct of any of the Intendis Indemnitees in connection with this Collaboration Agreement;

(d)                                  Kythera’s payment or non-payment from the Development Account of invoices payable to Third Parties on the basis of Intendis’ advice or failure to provide advice as provided in Section 4.1(c); or

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)                                  contracts with Third Parties entered into by Kythera on the basis of instructions from Intendis in accordance with Section 2.1(a)(i)(3) or management of such contracts by Intendis in accordance with Section 2.1(a)(i)(4), except to the extent such Losses result from any act or omission of a Kythera Indemnitee not in accordance with or in the absence of advice from Intendis.

9.3                               Procedure.  A Party entitled to be indemnified under Sections 9.1 or 9.2 (the “Indemnified Party”) shall promptly notify the other Party liable for such indemnification (the “Indemnifying Party”) in writing of any Third Party Claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Collaboration Agreement.  Failure to promptly notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party of any such duty to so indemnify except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.  The Indemnifying Party shall have the first right, but not the obligation, to control the defense of the Indemnified Party against any such Third Party Claim, utilizing counsel chosen in the Indemnifying Party’s sole discretion; provided, however, that the Indemnified Party may participate in any such defense, at its own expense, by separate counsel of its choice; provided further, that any such participation shall not limit the Indemnifying Party’s right to control such defense.  Notwithstanding the foregoing, the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, not to be unreasonably withheld or delayed, before (i) admitting any liability or fault of the Indemnified Party, (ii) ceasing to defend against any Third Party Claim or (iii) entering into any settlement, adjustment or compromise of such Third Party Claim involving injunctive or similar equitable relief being asserted against any Indemnified Party or any of its Affiliates. The Indemnified Party shall cooperate with the Indemnifying Party in the provision of any such defense by providing to the Indemnifying Party all such information, assistance and authority as may reasonably be requested by the Indemnifying Party.

9.4                               Insurance.

(a)                                  Kythera shall procure and maintain insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, including comprehensive or commercial form general liability insurance with not less than [*] of coverage, at all times during the term of this Collaboration Agreement and for three (3) years thereafter.  It is understood that such insurance shall not be construed to create a limit of Kythera’s liability with respect to its indemnification obligations under this ARTICLE 9.  Kythera shall provide Intendis with written evidence of such insurance upon request.  Kythera shall provide Intendis with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which would materially adversely affect the rights of Intendis hereunder.

(b)                                  Intendis shall maintain self-insurance adequate to cover its obligations hereunder, consistent with normal business practices of prudent companies similarly situated, at all times during which Intendis during the term of this Collaboration Agreement and for three (3) years thereafter.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.5                               Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS COLLABORATION AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 5.

ARTICLE 10
MISCELLANEOUS

10.1                        Entire Agreement; Amendment.  This Agreement and the License Agreement, including the Exhibits, schedules and attachments hereto and thereto, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Secrecy Agreements, by and between Kythera and Intendis.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  In the event of a conflict between this Collaboration Agreement and the License Agreement, the terms and conditions of the License Agreement shall govern.  No subsequent alteration, amendment, change or addition to this Collaboration Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2                        Force Majeure.  Each Party shall be excused from the performance of its obligations under this Collaboration Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Collaboration Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than [*] days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Collaboration Agreement in order to mitigate the delays caused by such force majeure.

10.3                        Notices.  Any notice required or permitted to be given under this Collaboration Agreement shall be in writing, shall specifically refer to this Collaboration Agreement, and shall

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 10.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Kythera:                                                                                                              Kythera Biopharmaceuticals, Inc.
27200 West Agoura Rd., Ste. 200

Calabasas, CA 91301

Attention:  Keith Klein, Esq., General Counsel

Facsimile:  (818) 587-4591

With a copy to:                                                                                                  Latham & Watkins, LLP

12636 High Bluff Drive, Suite 400

San Diego Ca, 92130

Attention: John E. Wehrli, Esq.

Facsimile: (850)523-5450

If to Intendis:                                                                                                             Intendis GmbH

Max-Dohrn — Straße 10

10589 Berlin, Germany

Attention: Shakaib Qureshi, Esq.

Facsimile: +49 30 52 00 75-645

With a copy to:                                                                                                  Arnold & Porter LLP

1600 Tysons Boulevard, Suite 900

McLean, VA 22102

Attention:  Steve Parker, Esq.

Facsimile:  (703) 720-7399

10.4                        No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Collaboration Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Collaboration Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.5                        Assignment; Change in Control.

(a)                                  Permitted and Prohibited Assignments.  Except as otherwise permitted by this Collaboration Agreement, neither Party may assign or transfer this Collaboration Agreement, or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) any of its Affiliates or (b) a successor in a Change in Control.  Any permitted successor or assignee of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.5 shall be null, void and of no legal effect.

(b)                                  Effect of a Change in Control of Kythera.  Upon a Change in Control of Kythera, Kythera shall [*] in accordance with the Project Plan and this Collaboration Agreement.  In connection with such [*].

10.6                        Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Collaboration Agreement, and shall cause its Affiliates to comply with the provisions of this Collaboration Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Collaboration Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

10.7                        Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Collaboration Agreement.

10.8                        Severability.  If any one or more of the provisions of this Collaboration Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Collaboration Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Collaboration Agreement may be realized.

10.9                        No Waiver.  Any delay in enforcing a Party’s rights under this Collaboration Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Collaboration Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.10                 Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Collaboration Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

10.11                 English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Collaboration Agreement.  To the extent this Collaboration Agreement requires a Party to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

10.12                 Governing Law.  This Agreement and all disputes arising out of or related to this Collaboration Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

10.13                 Dispute Resolution.  The Parties agree that the procedures set forth in this Section 10.13 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Collaboration Agreement relating to (i) any unresolved dispute of the PPC pursuant to Section 3.1(g) and (ii) any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties (collectively, “Disputes”).

(a)                                  Resolution by Chief Executives.  Except as otherwise provided in this Collaboration Agreement, in the event of any Dispute, the construction hereof, or the rights, duties or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves (or in the case of a dispute within the PPC, pursuant to Section 3.1(g)).  In the event that such Dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the Dispute to the other Party for attempted resolution between the Chief Executive Officers of Kythera and of Intendis (the “Chief Executives”) by good faith negotiation within thirty (30) days after such notice is received.  Except as set forth in Section 10.13(c) or 10.13(d), each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved by the Chief Executives under this Section 10.13(a) in accordance with Section 10.13(b) by providing written notice to the other Party within forty-five (45) days after the period for resolution by Chief Executive has expired.

(b)                                  Arbitration.

(i)                                            Any arbitration under this Section 10.13(b) shall be conducted with the applicable rules of the International Chamber of Commerce (“ICC Rules” or “Rules”) as such Rules may be amended from time to time.  In such arbitration the governing law to be applied is as described in Section 10.12.  The International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration shall govern the taking of evidence in any such proceeding, it being the intent of the Parties to enable a reasonable amount of discovery in any such proceeding.

(ii)                                        The arbitration shall be conducted by a panel of three (3) arbitrators.  Within ten (10) days after receipt of an arbitration notice from a Party, each Party shall select one (1) arbitrator with relevant industry experience and the International Court of Arbitration of the ICC (the “Court”) shall select a third arbitrator in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then the Court shall select an

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

arbitrator in accordance with the Rules.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days (or sixty (60) days if a Party requests a written opinion of the findings of fact and conclusion of law pursuant to Section 10.13(b)(v) below) after the final hearing before the panel.

(iii)                                    The place of arbitration shall be London, England, and the language used in any such proceeding (and for all testimony, evidence and written documentation) shall be English.

(iv)                                       The Parties acknowledge that they desire for any arbitration to be conducted in an efficient, speedy and economical manner.  The Parties shall use good faith efforts to complete arbitration under this Section 10.13(b) within one hundred eighty (180) days following the initiation of such arbitration.  In order to effectuate this desire, the arbitral panel shall establish procedures reasonably directed to facilitating such goals and completing such arbitration within such one hundred eighty (180) day period.

(v)                                           The decision or award of the arbitral panel shall be final and binding and incontestable and may be used as a basis for judgment thereon in any jurisdiction.  To the full extent permissible under Laws, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud or on the grounds established under Article V of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Without limiting any other remedies that may be available under Laws, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

(vi)                                       Each Party shall bear its own costs and attorneys’ fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party.

(c)                                  Preliminary Injunctions.  Notwithstanding anything in this Collaboration Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

(d)                                  Patent Disputes.  Notwithstanding anything in this Collaboration Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any patent in a country within the BCC Territory shall be determined in a court

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

or other tribunal, as the case may be, of competent jurisdiction under the applicable patent laws of such country.

(e)                                  Confidentiality.  Any and all activities conducted under this Section 10.13 including without limitation any and all proceedings and decisions of arbitrators under Section 10.13(b), shall be deemed Confidential Information of each of the Parties, and shall be subject to ARTICLE 5.

10.14                 Cumulative Remedies.  No remedy referred to in this Collaboration Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Collaboration Agreement or otherwise available under law.

10.15                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

END OF PAGE
[signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF the Parties have executed this Collaboration Agreement as of the Effective Date by their duly authorized representatives.

INTENDIS GMBH			KYTHERA BIOPHARMACEUTICALS, INC.

By:	/s/ Shakaib Qureshi		By:	/s/ Keith R. Leonard

	Name:	Shakaib Qureshi		Name:	Keith R. Leonard

	Title:	Vice President		Title:	President and CEO

By:	/s/ Lilian Vakalopoulou

	Name:	Lilian Vakalopoulou

	Title:	Vice President

[signature page to Collaboration Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

PROJECT PLAN

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.